FORM 8-K

EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

January 6, 2004

FOR RELEASE:  Immediately

CTS Corporation Updates Fourth Quarter 2003 Guidance
Expects Improved Sales and Earnings

Elkhart, IN…CTS Corporation (NYSE:CTS) today announced that it now expects it fourth quarter 2003 revenues to increase approximately 20% sequentially over the third quarter of 2003. The Company had earlier indicated an expected increase in the range of 10% to 15% over the third quarter. The improved revenue outlook is primarily driven by stronger than anticipated sales in the Company's EMS business.

Based on the higher than expected revenues, the Company is increasing its fourth quarter 2003 earnings per share guidance from $0.07 - $0.09, to a range of $0.09 - $0.11.

_________________

The foregoing are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, certain assumptions and currently available information. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of geopolitical, economic, health, industry and other factors which could affect the Company's operating results, liquidity and financial condition. CTS is in the process of finalizing the compilation of its fourth quarter results of operations, which could be different from those indicated here. CTS plans to release its fourth quarter and full-year 2003 results of operations on January 26, 2004. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

_________________

CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets.  We manufacture products in North America, Europe and Asia. Our network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provides worldwide sales coverage.  Our stock is traded on the NYSE under the ticker symbol “CTS.”  To find out more, visit our Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com